 Filed pursuant to Rule 424(b)(5)
 Registration No. 333-249838
Prospectus Supplement
(To Prospectus dated November 4, 2020)
$1,250,000,000
Micron Technology, Inc.
$500,000,000 6.750% Senior Notes due 2029
$750,000,000 5.875% Senior Notes due 2033

Micron Technology, Inc. is offering an additional $500,000,000 in aggregate principal amount of 6.750% senior notes due 2029 (the ‘‘2029 notes’’) and $750,000,000 aggregate principal amount of 5.875% senior notes due 2033 (the ‘‘2033 notes’’ and, together with the 2029 notes, (the “notes”).
We previously issued 2029 notes in an aggregate principal amount of $750,000,000 on October 31, 2022 (the “Original 2029 Notes”). Accordingly, the 2029 notes offered by this prospectus supplement and the accompanying prospectus will:
•
be identical to the terms of the Original 2029 Notes (other than the initial offering price);

•
be treated as a single series with the Original 2029 Notes; and

•
have the same CUSIP number and will be fungible with the Original 2029 Notes.

The 2029 notes will bear interest at the rate of 6.750% per year and the 2033 notes will bear interest at the rate of 5.875% per year. Interest on the 2029 notes will be payable semi-annually in arrears on May 1 and November 1 of each year, beginning May 1, 2023, and interest on the 2033 notes will be payable semi-annually in arrears on February 9 and August 9 of each year, beginning August 9, 2023.
The 2029 notes will mature on November 1, 2029 and the 2033 notes will mature on February 9, 2033.
We may redeem some or all of the notes, at any time or from time to time, at a redemption price equal to the greater of (i) a make-whole amount (as described in the section entitled “Description of the Notes — Optional Redemption”) and (ii) 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. In addition, we may redeem the 2029 notes, in whole or in part, at any time from or after September 1, 2029 and we may redeem the 2033 notes, in whole or in part, at any time from or after November 9, 2032, in each case, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of the Notes — Optional Redemption” in this prospectus supplement for more information. We will be required to make an offer to purchase each series of the notes, at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but excluding, the date of purchase, upon the occurrence of a Change of Control Triggering Event (as defined herein). See the section entitled “Description of the Notes — Repurchase of Notes Upon a Change of Control Triggering Event” for more information.
The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness from time to time outstanding.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 for a discussion of certain risks that should be considered in connection with an investment in the notes.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price(1)(2)	Underwriting discount(3)	Proceeds to us, before expenses(1)(2)
Per 2029 Note	104.487%	0.350%	104.137%
2029 Note Total	$522,435,000	$1,750,000	$520,685,000
Per 2033 Note	99.933%	0.400%	99.533%
2033 Note Total	$749,497,500	$3,000,000	$746,497,500
Total	$1,271,932,500	$4,750,000	$1,267,182,500

(1)
Without giving effect to accrued interest that must be paid by the purchasers of the 2029 notes from October 31, 2022 to, but not including, the issuance date. The total amount of accrued interest on the 2029 notes on February 9, 2023 will be $9,281,250, or approximately $18.56 per $1,000 principal amount of the notes.

(2)
Plus accrued interest, if any, from February 9, 2023.

(3)
The underwriters have agreed to reimburse us for certain expenses in connection with the offering. See “Underwriting.”

Interest on the 2029 notes will accrue from October 31, 2022 and interest on the 2033 notes will accrue from February 9, 2023. The notes will be issued in registered, book-entry form only without interest coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be listed on any securities exchange. Currently there is no public market for the 2033 notes.
The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V and Clearstream Banking, S.A., on or about February 9, 2023, which will be the third business day from the date of the pricing of the notes.

Joint Book-Running Managers
Morgan Stanley    BofA SecuritiesWells Fargo Securities
ANZ SecuritiesBNP PARIBAS Credit Agricole CIB HSBC J.P. Morgan
MizuhoMUFG Scotiabank TD Securities Truist Securities
Co-Managers
Academy SecuritiesSiebert Williams Shank
February 6, 2023

Prospectus Supplement
Prospectus

S-i

CAUTIONARY NOTE ON FORWARD-LOOKING
STATEMENTS
This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference include statements that are, or may be deemed, “forward-looking statements” that involve a number of risks and uncertainties, Such forward-looking statements may be identified by words such as “anticipate,” “expect,” “intend,” “pledge,” “committed,” “plan,” “opportunities,” “future,” “believe,” “target,” “on track,” “estimate,” “continue,” “likely,” “may,” “will,” “would,” “should,” “could,” and variations of such words and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.
Specific forward-looking statements include, but are not limited to:
•
statements such as those made regarding restructure plans and related charges;

•
market conditions and profitability in our industry;

•
reductions in our wafer starts and the corresponding impact on our costs in 2023;

•
the timing for construction and ramping of production for new memory manufacturing fabs in the United States;

•
the receipt of government grants and investment tax credits;

•
the sufficiency of our cash and investments;

•
capital spending in 2023;

•
funding of sustainability-focused projects;

•
and allocation and dispersal of the net proceeds of our 2032 Green Bonds.

Our actual results could differ materially from our historical results and those discussed in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to those identified in the section titled “Risk Factors” of this prospectus supplement and in our Annual Report on Form 10-K and our Quarterly Report on Form 10-Q incorporated by reference herein and as may be updated in filings we make with the U.S. Securities and Exchange Commission (the “SEC”). The forward-looking statements contained herein are based on information available to us as of the date of this prospectus supplement and are based on management’s current views and assumptions and should not be relied upon as representing our views as of any subsequent date.
All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this prospectus supplement and any other cautionary statements that may accompany such forward-looking statements. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless the securities laws require us to do so.
Trademarks and Service Marks
We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. Other trademarks, service marks and trade names appearing in this prospectus supplement or the documents incorporated by reference herein are the property of their respective owners. Solely for convenience, the trademarks, service marks, and tradenames referred to in this prospectus supplement may be listed without the ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, and tradenames.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus dated November 4, 2020 are part of a registration statement that we filed with the SEC, using a “shelf” registration process. Under this shelf registration process, we may from time to time offer to sell securities, in one or more offerings. We provide information to you about this offering of the notes in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date for example, a document incorporated by reference in the accompanying prospectus the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates. You should read this prospectus supplement, the accompanying prospectus, the documents and information incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering when making your investment decision. You should also read and consider the information in the documents we have referred you to under the heading “Where You Can Find More Information.”
You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any related free writing prospectus filed by us with the SEC. Neither we nor the underwriters have authorized anyone to provide you with different information. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy our securities other than the notes described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates or as otherwise specified therein. Our business, financial condition, results of operations and prospects may have changed materially since those dates.
You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the notes offered by this prospectus supplement.
Unless the context requires otherwise or unless otherwise specified, references in this prospectus supplement to “Micron,” “we,” “our,” “us” and the “Company” refer to Micron Technology, Inc. and our consolidated subsidiaries.
We expect that delivery of the notes will be made to investors on or about February 9, 2023, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as T+3). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than two business days prior to February 9, 2023 will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement to prevent a failed settlement. Purchasers of the notes who wish to trade the notes more than two business days prior to February 9, 2023 should consult their advisors.

S-iii

SUMMARY
This summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Because the following is only a summary, it does not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement as well as the accompanying prospectus, including the factors described under the heading “Risk Factors” included in this prospectus supplement, our Annual Report on Form 10-K for the fiscal year ended September 1, 2022, our Quarterly Report on Form 10-Q for the fiscal quarter ended December 1, 2022, documents that we subsequently file with the SEC and the financial statements and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.
Micron Technology, Inc.
Overview
We are an industry leader in innovative memory and storage solutions transforming how the world uses information to enrich life for all. With a relentless focus on our customers, technology leadership, and manufacturing and operational excellence, Micron delivers a rich portfolio of high-performance DRAM, NAND, and NOR memory and storage products through our Micron® and Crucial® brands. Every day, the innovations that our people create fuel the data economy, enabling advances in artificial intelligence and 5G applications that unleash opportunities — from the data center to the intelligent edge and across the client and mobile user experience.
We manufacture our products at wholly-owned facilities and also utilize subcontractors for certain manufacturing processes. Our global network of manufacturing centers of excellence not only allows us to benefit from scale while streamlining processes and operations, but it also brings together some of the world’s brightest talent to work on the most advanced memory technology. Centers of excellence bring expertise together in one location, providing an efficient support structure for end-to-end manufacturing, with quicker cycle times, in partnership with teams such as research and development (“R&D”), product engineering, human resources, procurement and supply chain. For our locations in Singapore and Taiwan, this is also a combination of bringing fabrication and back-end manufacturing together. We make significant investments to develop proprietary product and process technology, which generally increases bit density per wafer and reduces per-bit manufacturing costs of each generation of product. We continue to introduce new generations of products that offer improved performance characteristics, including higher data transfer rates, advanced packaging solutions, lower power consumption, improved read/write reliability, and increased memory density.
We face intense competition in the semiconductor memory and storage markets and to remain competitive we must continuously develop and implement new products and technologies and decrease manufacturing costs in spite of ongoing inflationary cost pressures. Our success is largely dependent on obtaining returns on our R&D investments, efficient utilization of our manufacturing infrastructure, development and integration of advanced product and process technologies, market acceptance of our diversified portfolio of semiconductor-based memory and storage solutions, and efficient capital spending.

Our executive offices are located at 8000 South Federal Way, Boise, Idaho 83716-9632 and our telephone number is (208) 368-4000. Information about us is available at our website www.micron.com. Information contained or referenced on our website is not incorporated by reference and does not form a part of this prospectus supplement or the accompanying prospectus. You should not rely on any such information in making your decision whether to purchase the notes.

The Offering
The following summary contains basic information about the notes and is not a complete description of the offering. Certain of the terms and conditions described below are subject to important limitations and exceptions. Thus, it does not contain all the information that is important to you. For a more detailed description of the notes you should read the section titled “Description of the Notes” in this prospectus supplement. In this section, references to “Micron,” “us,” “we,” “our” or the “Company” refer only to Micron Technology, Inc. and not to any of its subsidiaries.
Issuer
Micron Technology, Inc.
Securities Offered
$500,000,000 aggregate principal amount of 6.750% Senior Notes due 2029 and $750,000,000 aggregate principal amount of 5.875% Senior Notes due 2033. The 2029 notes will form a single series with the $750,000,000 aggregate principal amount of 6.750% Senior Notes due 2029 that we issued on October 31, 2022. Accordingly, the 2029 notes offered by this prospectus supplement will have terms that are identical to the terms of the Original 2029 Notes (other than the initial offering price) and have the same CUSIP number and will be fungible with the Original 2029 Notes. Upon the issuance of the 2029 notes offered hereby, the outstanding principal amount of our 6.750% Senior Notes due 2029 will be $1,250,000,000.
Maturity
The 2029 notes will mature on November 1, 2029 and the 2033 notes will mature on February 9, 2033.
Interest and Payment Dates
6.750% per year on the principal amount of the 2029 notes and 5.875% per year on the principal amount of the 2033 notes. Interest is payable on the 2029 notes on May 1 and November 1 of each year after the date of issuance, commencing May 1, 2023, and interest is payable on the 2033 notes on February 9 and August 9 of each year after the date of issuance, commencing on August 9, 2023. Interest on the 2029 notes will accrue from October 31, 2022 and interest on the 2033 notes will accrue from February 9, 2023.
Ranking of the Notes
The notes will be senior unsecured obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness from time to time outstanding.
As of December 1, 2022:
•
we had approximately $9.7 billion aggregate principal amount of indebtedness; and

•
our subsidiaries had outstanding liabilities (including trade payables and indebtedness to third parties at the full stated amount thereof but excluding intercompany indebtedness and other obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) of approximately $7.0 billion, all of which will be structurally senior to the notes with respect to claims on the assets and cash flows of our subsidiaries.

The foregoing does not reflect the $600 million in aggregate principal amount of incremental term loans that we borrowed on January 5, 2023.
Sinking Fund
None.

Optional Redemption
The notes will be redeemable at our option, in whole or in part, at any time and from time to time at a redemption price for each series of notes equal to the greater of (i) the make-whole amount (as described in the section entitled “Description of the Notes —  Optional Redemption”) and (ii) 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. In addition, on or after September 1, 2029 in the case of the 2029 notes (two months prior to the maturity date of the 2029 notes) and on or after November 9, 2032 in the case of the 2033 notes (three months prior to the maturity date of the 2033 notes), in each case, we may redeem the notes at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption. See “Description of the Notes — Optional Redemption.”
Mandatory Offer to Repurchase Upon a Change of Control Triggering Event
Upon the occurrence of a Change of Control Triggering Event (as defined elsewhere in this prospectus supplement) with respect to a series of notes, we will be required to make an offer to purchase the notes of such series at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but excluding, the date of purchase. See “Description of the Notes — Repurchase of Notes Upon a Change of Control Triggering Event.”
Certain Covenants
The indenture that will govern each series of notes contains covenants that, subject to significant exceptions, limit our ability and/or the ability of our restricted subsidiaries (which are generally domestic subsidiaries in which we own at least 80% of the voting stock and which own Principal Property (as defined herein)) to:
•
create or incur certain liens on Principal Property owned by us or a Restricted Subsidiary and shares of capital stock of any restricted subsidiary and enter into sale and lease-back transactions with respect to Principal Property; and

•
consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our assets, to another person.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Notes —  Certain Covenants.”
Market; No Listing
The 2033 notes will be a new issue of securities for which there is currently no established public market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue market-making with respect to the notes at any time without notice. Accordingly, a liquid market for the notes may not develop or be maintained. See “Risk Factors — Risks Related to the Notes — Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.”

We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system.
Use of Proceeds
We estimate net proceeds from the sale of the notes, after deducting underwriter discounts and other estimated offering expenses, will be approximately $1.264 billion. We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include capital expenditures. See “Use of Proceeds.”
Risk Factors
You should carefully consider all of the information set forth in this prospectus supplement and the accompanying prospectus and the documents, including the information incorporated by reference, and, in particular, should evaluate the specific factors set forth in this prospectus supplement under “Risk Factors” for an explanation of certain risks you should consider before investing in the notes.
Form and Denomination
Each series of notes will be issued in the form of one or more fully registered global securities, without coupons, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global notes will be deposited with the trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company (“DTC”). Except in the limited circumstances described under “Description of the Notes — Book-Entry, Form, Denomination and Delivery of Notes,” notes in certificated form will not be issued or exchanged for interests in global securities. Investors may hold their interests in a global note directly through Euroclear Bank S.A./N.V, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream”), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in a global note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global note in customers’ securities accounts in the depositaries’ names on the books of DTC.
Trustee, Registrar and Paying Agent
U.S. Bank Trust Company, National Association.
Governing Law
The indenture and the notes will be governed by the laws of the State of New York.

Summary Consolidated Financial Data
Our summary consolidated statement of operations data for the periods ended September 1, 2022, September 2, 2021 and September 3, 2020, and the consolidated balance sheet data as of September 1, 2022 and September 2, 2021, has been derived from our audited consolidated financial statements incorporated by reference herein. The summary consolidated statement of operations data below for the three month periods ended December 1, 2022 and December 2, 2021, and the summary consolidated balance sheet data as of December 1, 2022, have been derived from our unaudited consolidated financial statements that are incorporated by reference herein. Our summary consolidated balance sheet data as of September 3, 2020 has been derived from audited financial statements not incorporated by reference. Our historical results, including our operating results for the three months ended December 1, 2022, are not necessarily indicative of results that may be expected for future periods. Our summary consolidated financial information set forth below should be read in conjunction with our consolidated financial statements, including the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” both of which can be found in our Annual Report on Form 10-K for the fiscal year ended September 1, 2022 and our Quarterly Report on Form 10-Q for the fiscal quarter ended December 1, 2022, which are incorporated by reference herein.
	Fiscal Year Ended			Three Months Ended
(In millions)	September 1, 2022	September 2, 2021	September 3, 2020	December 1, 2022	December 2, 2021
Consolidated Statement of Operations Data:
Revenue	$30,758	$27,705	$21,435	$4,085	$7,687
Cost of goods sold	16,860	17,282	14,883	3,192	4,122
Gross margin	13,898	10,423	6,552	893	3,565
Operating expenses:
Research and development	3,116	2,663	2,600	849	712
Selling, general and administrative	1,066	894	881	251	259
Restructure and asset impairments	48	488	60	13	38
Other operating (income) expense, net	(34)	95	8	(11)	(75)
Operating income (loss)	9,702	6,283	3,003	(209)	2,631
Interest income	96	37	114	88	10
Interest expense	(189)	(183)	(194)	(51)	(45)
Other non-operating income (expense), net	(38)	81	60	(4)	(75)
	9,571	6,218	2,983	(176)	2,521
Income tax (provision) benefit	(888)	(394)	(280)	(8)	(219)
Equity in net income (loss) of equity method investees	4	37	7	(11)	4
Net income (loss)	8,687	5,861	2,710	(195)	2,306
Net income attributable to noncontrolling interests	—	—	(23)	—	—
Net income (loss) attributable to Micron	$8,687	$5,861	$2,687	$(195)	$2,306

	As of			As of
(In millions)	September 1, 2022	September 2, 2021	September 3, 2020	December 1, 2022
Consolidated Balance Sheet Data:
Cash and equivalents and short-term investments	$9,331	$8,633	$8,142	$10,581
Other current assets	12,450	11,274	9,823	12,340
Long-term marketable investments	1,647	1,765	1,048	1,426
Total assets	66,283	58,849	53,678	67,874
Current debt	103	155	270	171
Long-term debt	6,803	6,621	6,373	10,094
Total shareholders’ equity	49,907	43,933	38,996	49,306

RISK FACTORS
In considering whether to purchase the notes, you should carefully consider all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors in our Quarterly Report on Form 10-Q for the quarter ended December 1, 2022 as well as the risk factors described below, which are not exhaustive. In this section, references to “Micron,” “us,” “we,” or “our” refer only to Micron Technology, Inc. and not to any of its subsidiaries.
Risks Related to Our Business
We hereby incorporate by reference the risk factors in Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended December 1, 2022.
Risks Related to the Notes
We may not be able to generate sufficient cash to service our debt obligations, including our obligations under the notes.
Our ability to make payments on and to refinance our indebtedness, including the notes, will depend on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may be unable to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes.
If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. We cannot assure you that we would be able to implement any of these alternatives on satisfactory terms or at all. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due.
If we are unable to service our debt obligations from cash flows, we may need to refinance all or a portion of our debt obligations prior to maturity. Our ability to refinance or restructure our debt will depend upon the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.
Despite current indebtedness levels, we are able to incur substantially more debt. This could further exacerbate the risks described herein.
We and our subsidiaries are able to incur substantial additional indebtedness in the future, including secured indebtedness, and the terms of the indenture governing each series of notes offered hereby will not fully prohibit us or our subsidiaries from incurring secured indebtedness. If we incur any secured indebtedness without equally and ratably securing the notes offered hereby (as is permitted in certain circumstances), the holders of any such additional secured indebtedness would have payment priority, to the extent of the value of the assets securing such indebtedness (but not the notes), in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of us. These payment priorities may have the effect of reducing the amount of proceeds paid to you. If we incur any additional indebtedness that ranks pari passu with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify. See “Description of the Notes.”
The indenture governing each series of notes will contain negative covenants that may have a limited effect but these covenants may still restrict the operation of our business.
The indenture governing each series of notes will contain limited covenants. These covenants will restrict our ability and/or the ability of our restricted subsidiaries (which are generally domestic subsidiaries in which we own at least 80% of the voting stock and which own Principal Property) to create certain liens on Principal Property owned by us or a restricted subsidiary and shares of capital stock of any restricted subsidiary, enter into certain sale and lease-back transactions with respect to Principal Property and consolidate or merge with or into, or sell substantially all of our assets to, another person. A substantial portion of our assets are owned by and a substantial portion of our operations are conducted through our foreign subsidiaries, none of which are subject to these restrictions. In addition, these limited covenants contain exceptions that will allow us and our restricted subsidiaries to incur liens on Principal Property owned by us or a restricted subsidiary and shares of capital stock of a restricted subsidiary and to enter into sale and lease-back transactions with respect to Principal Property. See “Description of the Notes — Certain Covenants.” In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders or other creditors.
Despite the limited effect of the covenants in the indenture governing each series of notes, existing or additional indebtedness that we incur in the future may subject us to other restrictions or covenants. Our failure to comply with these restrictions or covenants could result in a default under the agreements governing the relevant indebtedness. If a default under the indenture or any such debt agreement is not cured or waived, the default could result in the acceleration of debt under our debt agreements that contain cross-acceleration or cross-default provisions, which could require us to repurchase or repay debt prior to the date it is otherwise due and that could adversely affect our financial condition. The indenture governing each series of notes does not have cross-acceleration or cross-default provisions.
Our ability to comply with covenants contained in the indenture and any other debt agreements to which we may become a party may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Even if we are able to comply with all of the applicable covenants, the restrictions on our ability to manage our business in our sole discretion could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that we believe would be beneficial to us.
Claims of noteholders will be structurally subordinated to claims of creditors of our subsidiaries.
The notes are not required to be guaranteed by any of our subsidiaries. Accordingly, claims of holders of the notes generally will be structurally subordinated to the claims of creditors of our subsidiaries, including trade creditors. The indenture governing each series of notes does not restrict the ability of our subsidiaries to incur additional unsecured indebtedness, and does not contain any limitations on the amount of other liabilities (such as trade payables) that may be incurred by our subsidiaries. All obligations of our subsidiaries will have to be satisfied before any of the assets of these subsidiaries would be available for distribution, upon a liquidation or otherwise, to us. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. In any of these events, the assets of that subsidiary that are available to us may not be sufficient to pay amounts due on the notes. As of December 1, 2022, our subsidiaries had outstanding liabilities (including trade payables and indebtedness to third parties at the full stated amount thereof but excluding intercompany indebtedness and other obligations and liabilities of a type not required to be reflected on a balance sheet of such subsidiaries in accordance with GAAP) of approximately $7.0 billion, all of which will be structurally senior to the notes with respect to claims on the assets and cash flows of our subsidiaries.
The notes will be unsecured and effectively subordinated to our existing and future secured indebtedness to the extent of the collateral securing such indebtedness (unless the notes are equally and ratably secured with such indebtedness).
The notes will be general unsecured obligations ranking effectively junior in right of payment to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness

(unless the notes are equally and ratably secured with such indebtedness). Additionally, the indenture governing each series of notes does not restrict our foreign subsidiaries, joint ventures or certain domestic subsidiaries from incurring secured indebtedness in the future. Additionally, the indenture permits us and our restricted subsidiaries to incur certain kinds of additional secured indebtedness without equally and ratably securing the notes. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any secured indebtedness that is effectively senior to the notes will be entitled to be paid in full from our assets securing such indebtedness before any payment may be made with respect to the notes. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets.
Changes in our credit rating may adversely affect your investment in the notes.
Our credit rating, any rating that may be assigned to the notes, and the credit ratings assigned to our outstanding debt, including our outstanding senior notes, reflect the rating agencies’ assessments of our ability to make payments on our debt when due. Actual or anticipated changes or downgrades in our credit ratings or those of the notes if issued, including any announcement that our ratings are under further review for a downgrade, with respect to the issuance of the notes or our other outstanding debt could increase our corporate borrowing costs and affect the market value of your notes. Also, our credit ratings may not reflect the potential impact of risks related to structure, market or other factors related to the value of the notes.
A rating is not a recommendation to buy, sell or hold the notes, and there is no assurance that any rating will apply for any given period of time or that a rating may not be adjusted or withdrawn. We cannot be sure that rating agencies will rate the notes or maintain their ratings once issued. Neither we nor any underwriter undertakes any obligation to obtain a rating, maintain the ratings once issued or to advise holders of the notes of any change in ratings.
Your ability to transfer the notes may be limited by the absence of an active trading market, and an active trading market may not develop for the notes.
The 2033 notes are a new issue of securities for which there is no established trading market. We do not intend to have the notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. The underwriters have advised us that they intend to make a market in the notes, as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes, and they may discontinue their market-making activities with respect to the notes at any time, for any reason or for no reason, and without notice. If the underwriters cease to act as market makers for the notes, we cannot assure you that another firm or person will make a market in the notes. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will depend on a number of factors, including:
•
the number of holders of notes;

•
our operating performance and financial condition;

•
the market for similar securities;

•
the interest of securities dealers in making a market in the notes; and

•
prevailing interest rates.

Historically, the market for investment grade debt has been subject to disruptions that have caused volatility in the prices of securities similar to the notes. The market, if any, for the notes may face similar disruptions that may adversely affect the prices at which you may sell your notes. For instance, an increase in market interest rates may lead potential purchasers of our securities to demand a higher annual yield, which could adversely affect the market price of the notes. Therefore, you may not be able to sell your notes at a particular time and the price that you receive when you sell may not be favorable.

Upon a Change of Control Triggering Event, we may not have the funds necessary to finance the change of control offer required by the indenture governing each series of notes, which would violate the terms of such indenture.
Upon the occurrence of a Change of Control Triggering Event (as defined in the indenture governing each series of notes) with respect to a series of notes, holders of such series of notes will have the right to require us to purchase such notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to but excluding the date of purchase as described in “Description of the Notes  — Repurchase of Notes upon a Change of Control Triggering Event.” The indenture governing our existing senior notes and certain other agreements governing our other indebtedness contain a similar provision and agreements governing indebtedness that we may incur in the future may contain similar provisions or provide that a change of control will be a default that permits the lenders to accelerate the maturity of the borrowings thereunder. We may not have sufficient financial resources available to satisfy all of our obligations under the notes of a series in the event of a change of control. Our failure to purchase the notes as required under the indenture would result in a default under such indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of the Notes — Repurchase of Notes upon a Change of Control Triggering Event.”
The provisions of the notes will not necessarily protect you in the event of certain highly leveraged transactions.
Upon the occurrence of a Change of Control Triggering Event with respect to a series of notes, you will have the right to require us to purchase the notes of such series as provided in the indenture governing each series of notes, and on the terms set forth in the notes. However, the Change of Control Triggering Event provisions will not afford you protection in the event of certain highly leveraged transactions that may adversely affect you. For example, any leveraged recapitalization, refinancing, restructuring or acquisition initiated by us generally will not constitute a Change of Control that would potentially lead to a Change of Control Triggering Event. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a Change of Control Triggering Event that affords you the protections described in this prospectus supplement. If any such transaction were to occur, the value of your notes could decline.

USE OF PROCEEDS
We estimate net proceeds from the sale of the notes, after deducting underwriter discounts and other estimated offering expenses, will be approximately $1.264 billion.
We intend to use the net proceeds from the sale of the notes for general corporate purposes, which may include capital expenditures.

CASH AND CAPITALIZATION
The following table sets forth a summary of our consolidated cash, cash equivalents, short-term investments and long-term marketable investments and capitalization as of December 1, 2022:
•
on an actual basis; and

•
on an as adjusted basis to give effect to the issuance of the notes offered by this prospectus supplement as if the offering had occurred on December 1, 2022.

This table should be read in conjunction with our consolidated financial statements incorporated by reference in this prospectus supplement.
	As of December 1, 2022
	Actual	As Adjusted
	(dollars in millions)
Cash and equivalents	$9,574	$10,838
Short-term investments	1,007	1,007
Long-term marketable investments	1,426	1,426
Cash and equivalents, short-term investments and long-term marketable investments	$12,007	$13,271
Current debt	$171	$171
Long-term debt and finance lease obligations, excluding current portion:
6.750% senior notes due 2029, including 2029 notes offered hereby	$744	$1,263
5.875% senior notes due 2033 offered hereby	—	745
2024 Term Loan	1,187	1,187
2025 Term Loan(1)	925	925
2026 Term Loan(1)	717	717
2027 Term Loan(1)	890	890
4.975% senior notes due 2026	499	499
4.185% senior notes due 2027(2)	796	796
5.327% senior notes due 2029	697	697
4.663% senior notes due 2030	846	846
2.703% senior notes due 2032	995	995
3.366% senior notes due 2041	497	497
3.477% senior notes due 2051	496	496
Finance lease obligations	805	805
Total long-term debt and finance lease obligations, excluding current portion(1)	10,094	11,358
Total shareholders’ equity	49,306	49,306
Total capitalization	$59,400	$60,664

(1)
The amounts above do not reflect the $600 million in aggregate principal amount of incremental term loans that we borrowed on January 5, 2023.

(2)
In 2021, we entered into fixed-to-floating interest rate swaps on the 4.185% senior notes due 2027 with an aggregate $900 million notional amount equal to the principal amount of the 4.185% senior notes due 2027. The resulting variable interest paid is at a rate equal to the Secured Overnight Financing Rate plus approximately 3.33%. The fixed-to-floating interest rate swaps are accounted for as fair value hedges, and as a result, the carrying values of our 4.185% senior notes due 2027 reflect adjustments in fair value.

DESCRIPTION OF THE NOTES
The notes will be issued under a base indenture (the “Base Indenture”), dated as of February 6, 2019, between Micron Technology, Inc. and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the fifth supplemental indenture, dated as of October 31, 2022, with respect to the 2029 notes (the “Fifth Supplemental Indenture”) and as supplemented by a supplemental indenture, to be dated as of February 9, 2023, with respect to the 2033 notes (the “Sixth Supplemental Indenture”). As used in this description, “Indenture,” with respect to the 2029 notes, means the Base Indenture, as supplemented by the Fifth Supplemental Indenture, and, with respect to the 2033 notes, means the Base Indenture, as supplemented by the Sixth Supplemental Indenture.
The following description is a summary of the material provisions of the Indenture, and does not restate the terms of the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the notes. Defined terms used but not defined in this description have the meanings assigned to them in the Indenture.
The registered holder of a note will be treated as the owner of such note for all purposes. Only registered holders will have rights under the Indenture.
The definition of certain terms used in this description are summarized under the subheading “— Certain Definitions.” In this description, references to “Micron,” “us,” “we,” “our” or the “Company” refer only to Micron Technology, Inc. and not to any of its subsidiaries.
General
The 2029 notes will form a single series with the $750,000,000 aggregate principal amount of 6.750% Senior Notes due 2029 that we issued on October 31, 2022. Accordingly, the 2029 notes offered by this prospectus supplement will have terms that are identical to the terms of the Original 2029 Notes (other than the initial offering price) and have the same CUSIP number and will be fungible with the Original 2029 Notes. Upon the issuance of the 2029 notes offered hereby, the outstanding principal amount of our 6.750% Senior Notes due 2029 will be $1,250,000,000.
We will issue $750,000,000 aggregate principal amount of 2033 notes.
The 2029 notes will mature on November 1, 2029 and the 2033 notes will mature on February 9, 2033.
The 2029 notes and the 2033 notes are collectively referred to as the “notes.”
The notes will be senior unsecured obligations and will rank on the same basis with all of our other senior unsecured indebtedness from time to time outstanding. Each series of the notes will be a separate series of senior debt securities under the Indenture. The Indenture does not limit the aggregate principal amount of securities that may be issued under the Indenture. Without the consent of the holders, we may increase the aggregate principal amount of the notes of any series in the future on the same terms and conditions (except for issuance date, price and, in some cases, the initial interest payment date) as the notes of the series being offered hereby. Securities may be issued under the Indenture from time to time as a single series or in two or more separate series up to the aggregate principal amount authorized by us from time to time for the notes of any series. Additional notes of a series may only bear the same CUSIP number if they would be fungible for United States federal tax purposes with the existing notes of that series.
If the maturity date of any notes falls on a day that is not a Business Day, payment of principal, premium, if any, and interest for such notes then due will be paid on the next Business Day. No interest on that payment will accrue from and after the maturity date. Payments of principal, premium, if any, and interest on the notes will be made by us through the Trustee to DTC. Each series of notes will be issued in the form of one or more fully registered global securities in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest
The 2029 notes will accrue interest at a rate of 6.750% per annum and the 2033 notes will accrue interest at a rate of 5.875% per annum. Interest on the 2029 notes will accrue from October 31, 2022 and interest on the 2033 notes will accrue from February 9, 2023. The Company will make interest payments on the 2029 notes semi-annually in arrears on May 1 and November 1 of each year, beginning on May 1, 2023, to the Person in whose name such notes are registered at the close of business on the immediately preceding April 15 or October 15, as applicable. The Company will make interest payments on the 2033 notes semi-annually in arrears on February 9 and August 9 of each year, beginning on August 9, 2023, to the Person in whose name such notes are registered at the close of business on the immediately preceding January 26 or July 26, as applicable.
In addition to the public offering price of the 2029 notes offered hereby that is set forth on the cover page of this prospectus supplement, purchasers of the 2029 notes in this offering will pay interest from October 31, 2022 to, but excluding, the date of issuance.
Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.
If an interest payment date for an applicable series of notes falls on a day that is not a Business Day, the interest payment shall be postponed to the next succeeding Business Day as if made on the date such payment was due, and no interest on such payment shall accrue for the period from and after such interest payment date.
Optional Redemption
Prior to the applicable Par Call Date, the Company may redeem the notes of each series at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
•
(i) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes of such series matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 40 basis points for the 2029 notes and 35 basis points for the 2033 notes, less (ii) interest accrued to the date of redemption, and

•
100% of the principal amount of the notes of that series to be redeemed,

plus, in each case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption. We will calculate the redemption price.
On or after the applicable Par Call Date for a series of notes, the Company may, at its option, redeem the notes of such series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.
“Par Call Date” means September 1, 2029, with respect to any 2029 notes (two months prior to the maturity date of the 2029 notes), and November 9, 2032, with respect to any 2033 notes (three months prior to the maturity date of the 2033 notes).
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes of the series to be redeemed (with a copy to the Trustee). Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. On or before a redemption date, the Company will deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. In the case of a partial redemption of the notes of a series, selection of the notes of such series for redemption will be made pro rata, by lot or by such other method as the Trustee deems fair and appropriate. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note of a series is to be redeemed in part only, the notice of redemption that relates to the note of such series will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes of each series are held by The Depository Trust Company (“DTC”), Euroclear or Clearstream (or another depositary), the redemption of the notes of each series shall be done in accordance with the policies and procedures of the depositary. Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent.
Mandatory Redemption; Offers To Purchase; Open Market Purchases
The Company is not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, the Company may be required to offer to purchase each series of notes as described under the caption “— Repurchase of Notes upon a Change of Control Triggering Event.” The Company may at any time and from time to time purchase notes in the open market or otherwise.
Ranking
The notes are general unsecured obligations of the Company. As a result, the notes rank:
•
pari passu in right of payment with all existing and future unsecured unsubordinated indebtedness of the Company;

•
effectively subordinated to secured indebtedness of the Company, to the extent of the value of the assets securing such indebtedness or other obligations (unless the notes are equally and ratably secured with such indebtedness); and

•
structurally subordinated to any indebtedness and other liabilities of the Company’s Subsidiaries.

A substantial portion of our assets are owned by and a substantial portion of our operations are conducted through our Subsidiaries, particularly our Foreign Subsidiaries. The Company’s existing and future Subsidiaries will not guarantee the notes. Claims of creditors of such Subsidiaries, including trade creditors, and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred stockholders (if any) of those Subsidiaries generally will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of the Company, including holders of the notes. Accordingly, the notes are effectively subordinated to the claims of such creditors and preferred stockholders, if any, of the Company’s Subsidiaries.
Repurchase of Notes upon a Change of Control Triggering Event
Not later than 60 days following a Change of Control Triggering Event, unless the Company has exercised its right to redeem all of the notes of a series as described under “— Optional Redemption,” the Company will make an Offer to Purchase all of the outstanding notes of such series at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase.
An “Offer to Purchase” must be made by written offer, which will specify the principal amount of notes subject to the offer and the purchase price. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date. The offer will also contain instructions and materials necessary to enable holders to tender notes pursuant to the offer. The offer shall, if delivered prior to the date of consummation of the Change of Control, state that the Offer to Purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the purchase date.
A holder may tender all or any portion of its notes pursuant to an Offer to Purchase, subject to the requirement that any portion of a note tendered must be in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof. Holders are entitled to withdraw notes tendered up to the close of business on the expiration date. On the purchase date the purchase price will become due and payable on each note accepted for purchase pursuant to the Offer to Purchase, and, unless the

Company defaults in the payment of the purchase price, interest on notes purchased will cease to accrue on and after the purchase date.
The Company will comply with Rule 14e-1 under the Exchange Act and all other applicable laws in making any Offer to Purchase, and the above procedures will be deemed modified as necessary to permit such compliance.
The Company will not be required to make an Offer to Purchase following a Change of Control Triggering Event with respect to the notes of a series if (1) a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to an Offer to Purchase made by the Company and purchases all such notes validly tendered and not withdrawn under such Offer to Purchase or (2) a notice of redemption has been given pursuant to the Indenture as described above under the caption “— Optional Redemption.” Notwithstanding anything to the contrary herein, an Offer to Purchase may be made in advance of a Change of Control Triggering Event, conditional upon the applicable Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of such Offer to Purchase.
If holders of not less than 90% in aggregate principal amount of the outstanding notes of a series validly tender and do not withdraw such notes in a change of control offer and the Company, or any third party approved in writing by the Company making a change of control offer in lieu of the Company as described above, purchases all of the notes of such series validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Offer to Purchase, to redeem (with respect to the Company) or purchase (with respect to a third party) all notes of such series that remain outstanding following such purchase on a date (the “second change of control payment date”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the second change of control payment date.
Other indebtedness to which the Company or its Subsidiaries are or may in the future be subject to may have prohibitions on changes of control or provide that a change of control event is an event of default or the trigger of another right of repayment. If the exercise by the holders of their right to require the Company to repurchase the notes upon a Change of Control Triggering Event occurred at the same time as a change of control event under one or more of the Company’s other debt agreements, the Company’s ability to pay cash to the holders upon a repurchase may be further limited by the Company’s then-existing financial resources. See “Risk Factors — Risks Related to the Notes — Upon a Change of Control Triggering Event, we may not have the funds necessary to finance the change of control offer required by the indenture governing each series of notes, which would violate the terms of the indenture.”
The phrase “all or substantially all,” as used with respect to the assets of the Company in the definition of “Change of Control” and in the covenant summarized below under “— Certain Covenants — Consolidation, Merger and Conveyance, Transfer and Lease of All or Substantially All Assets,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of the Company has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.
The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the underwriters and the Company. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Triggering Event under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings. Restrictions on the Company’s ability to incur additional secured Indebtedness are contained in the covenants described under “— Certain Covenants — Limitation on Liens” and “— Certain Covenants — Limitation on Sale and Lease-Back Transactions.” Such restrictions in the Indenture can be waived with respect to a series of notes only with the consent of the holders of a majority in principal amount of such series of notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.
The provisions under the Indenture relating to the Company’s obligation to make an offer to repurchase the notes of a series as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of the notes of such series.
Exchange and Transfer
Holders of notes of a series generally will be able to exchange notes of such series for other notes of such series with the same total principal amount and the same terms.
Holders may present notes for exchange or for registration of transfer at the office of the registrar or at the office of any transfer agent designated by the Company for that purpose. The registrar or designated transfer agent will exchange or transfer the notes if it is satisfied with the documents of title and identity of the Person making the request. The Company will not charge a service charge for any exchange or registration of transfer of notes. However, the Company and the registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. The Company has initially appointed the Trustee as registrar. At any time the Company may:
•
designate additional transfer agents;

•
rescind the designation of any transfer agent; or

•
approve a change in the office of any transfer agent.

However, the Company is required to maintain a transfer agent in each place of payment for the notes at all times.
If the Company elects to redeem the notes of a series or makes an Offer to Purchase, neither the Company nor the Trustee will be required to:
•
issue, register the transfer of or exchange any notes of such series during the period beginning at the opening of business 15 days before the day the Company sends the notice of redemption or makes the Offer to Purchase and ending at the close of business on the day the notice is sent or the Offer to Purchase is made;

•
register the transfer or exchange of any note of such series so selected for redemption or subject to purchase in such Offer to Purchase, except for any portion not to be redeemed or subject to purchase; or

•
in the case of a redemption or a purchase date pursuant to an Offer to Purchase occurring after a regular record date but on or before the corresponding interest payment date, register the transfer or exchange of any note of such series on or after the regular record date and before the date of redemption or purchase.

Payment and Paying Agents
Under the Indenture, the Company will pay interest on the notes to the Persons in whose names the notes are registered at the close of business on the regular record date for each interest payment. However, the Company will pay the interest payable on the notes at their stated maturity to the Persons to whom the Company pays the principal amount of the notes.
The Company will pay principal, premium, if any, and interest on the notes at the offices of the designated paying agents. However, except in the case of a global security, the Company will pay interest by:
•
check mailed to the address of the Person entitled to the payment as it appears in the security register; or

•
if you are a holder with an aggregate principal amount in excess of $5.0 million, by wire transfer in immediately available funds to the place and account designated in writing at least 15 days prior to the interest payment date by the Person entitled to the payment as specified in the security register.

The Company will initially designate the Trustee as the sole paying agent for each series of notes. At any time, the Company may designate additional paying agents or rescind the designation of any paying agents. However, the Company is required to maintain a paying agent in each place of payment for the notes at all times.
Subject to applicable abandoned property law, any money deposited with the Trustee or any paying agent for the payment of principal, premium, if any, and interest on the notes that remains unclaimed for two years after the date the payments became due, may be repaid to the Company upon its request. After the Company has been repaid, holders entitled to those payments may only look to the Company for payment as its unsecured general creditors. Neither the Trustee nor any paying agent will be liable for those payments after the Company has been repaid.
Certain Covenants
Limitation on Liens
The Company will not, and will not permit any of its Restricted Subsidiaries, to create or incur any Lien, except Permitted Liens, on any Principal Property owned by the Company or any Restricted Subsidiary or on any shares of Capital Stock of any Restricted Subsidiary, whether now owned or hereafter acquired, in order to secure any Indebtedness, without effectively providing that the notes of each series then outstanding (together with, if the Company so determines, any other Indebtedness of the Company or a Subsidiary then existing or thereafter created ranking equally with the notes) shall be substantially concurrently equally and ratably secured (or, at the Company’s option, secured prior thereto), until such time as such Indebtedness is no longer secured by such Lien.
Notwithstanding the foregoing, the Company or any Restricted Subsidiary of the Company may, without equally and ratably securing the notes of each series then outstanding, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto, Aggregate Debt does not exceed an amount equal to the greater of (a) $5.6 billion, and (b) 15% of Consolidated Net Tangible Assets of the Company immediately preceding the date of the creation or incurrence of the Lien. The Company or any Restricted Subsidiary of the Company also may, without equally and ratably securing the notes of each series, create or incur Liens that extend, renew, substitute, reinstate or replace (including successive extensions, renewals, substitutions, reinstatements or replacements), in whole or in part, any Lien permitted pursuant to this or the preceding sentence and any Liens that secure any extension, renewal, replacement, reinstatement, refinancing or refunding (including any successive extensions, renewals, replacements, reinstatements, refinancings or refundings) of any Indebtedness at any time prior to or within 12 months after the maturity, retirement or other repayment or prepayment of the Indebtedness (including any such repayment pursuant to amortization obligations with respect to such Indebtedness) being extended, renewed, substituted, replaced, refinanced or refunded, which Indebtedness is or was secured by a Lien permitted pursuant to this or the preceding sentence.
For purposes of the foregoing covenant, (i) the creation of a Lien to secure Indebtedness which existed prior to the creation of such Lien will be deemed to involve Indebtedness in an amount equal to the lesser of (x) the fair value (as determined in good faith by a Senior Officer of the Company) of the asset subjected to such Lien and (y) the principal amount secured by such Lien, and (ii) in the event that a Lien meets the criteria of more than one of the types of Permitted Liens or Liens permitted by the preceding paragraph, the Company, in its sole discretion, will classify, and may reclassify, such Lien and only be required to include the amount and type of such Lien as a Permitted Lien or a Lien permitted by the immediately preceding paragraph, and a Lien may be divided and classified and reclassified into more than one of such types of Liens. In addition, for purposes of calculating compliance with the foregoing covenant, in no event will the amount of any Indebtedness or Liens securing any Indebtedness be required to be included more than once despite the fact more than one Person is or becomes liable with respect to such Indebtedness and despite the fact such Indebtedness is secured by the assets of more than one Person (for example, and for avoidance of doubt, in the case where there are Liens on assets of one or more of the Company and its Restricted Subsidiaries securing any Indebtedness, the amount of such Indebtedness secured shall only be included once for purposes of such calculations).
Any Lien created for the benefit of the holders of the notes of a series pursuant to the first paragraph under this covenant may provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the notes of such series.
Limitation on Sale and Lease-Back Transactions
The Company will not, and will not permit any of its Restricted Subsidiaries, to enter into any Sale and Lease-Back Transaction with respect to any Principal Property owned by the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, unless:
•
such transaction was entered into prior to the Issue Date;

•
such transaction was for the sale and leasing back to the Company or a Restricted Subsidiary by the Company or any Subsidiary of any Principal Property;

•
such transaction involves a lease of a Principal Property executed by the time of or within 24 months after the later of (i) the acquisition or the completion of any such development, operation, construction, alteration, repair or improvement of such property, assets or equipment or (ii) the placing into commercial operation of such Principal Property after the acquisition or completion of any such development, operation, construction, alteration, repair or improvement;

•
such transaction involves a lease for not more than three years (or which may be terminated by the Company or the applicable Restricted Subsidiary within a period of not more than three years);

•
the Company or the applicable Restricted Subsidiary would be entitled to incur Indebtedness secured by a Lien on the property to be leased in an amount equal to Attributable Debt with respect to such Sale and Lease-Back Transaction without equally and ratably securing the notes pursuant to the first paragraph of “— Limitation on Liens” above; or

•
the Company or the applicable Restricted Subsidiary applies an amount equal to the net proceeds from the sale of the Principal Property to the purchase of other Principal Property or to the retirement, repurchase or other repayment or prepayment of Indebtedness within 365 calendar days before or after the effective date of any such Sale and Lease-Back Transaction; provided that in lieu of applying such amount to such retirement, repurchase, repayment or prepayment, the Company or any Restricted Subsidiary may deliver notes to the Trustee for cancellation, such notes to be credited at the cost thereof to the Company or such Restricted Subsidiary.

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may enter into any Sale and Lease-Back Transaction which would otherwise be subject to the foregoing restrictions if after giving effect thereto and at the time of determination, Aggregate Debt does not exceed an amount equal to the greater of (a) $5.6 billion, and (b) 15% of Consolidated Net Tangible Assets of the Company immediately preceding the closing date of the Sale and Lease-Back Transaction.
Consolidation, Merger and Conveyance, Transfer and Lease of All or Substantially All Assets
The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, any person (a “successor person”) unless:
(1)
it is the surviving corporation or the successor person (if other than the Company) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes by a supplemental indenture the Company’s obligations on the notes and under the Indenture;

(2)
immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the Indenture; and

(3)
certain other conditions are met.

Notwithstanding the above, any Subsidiary of the Company may consolidate with or merge into the Company if the Company is the surviving corporation and any Subsidiary of the Company may transfer all or part of its properties to the Company.
Provision of Financial Information
The Company will file with the Trustee, within 15 days after it has filed the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) that it may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act (other than confidential filings, documents subject to confidential treatment and correspondence with the SEC) and the Company shall comply with the provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”); provided that the delivery of materials to the Trustee by electronic means or filing of documents via the EDGAR system (or any successor electronic filing system) shall be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR (or such successor system), it being understood that the Trustee shall have no responsibility whatsoever to determine if such filings have been made, and that the Trustee shall not be deemed to have knowledge of the information contained therein.
Certain Definitions
As used in this section, the following terms have the meanings set forth below.
“Aggregate Debt” means the sum of the following as of the date of determination: (1) the then aggregate outstanding amount of the Indebtedness of the Company and its Restricted Subsidiaries, without duplication, incurred after the Issue Date and secured by Liens not otherwise permitted by the first paragraph under “— Certain Covenants — Limitation on Liens” above (determined in accordance with such covenant); and (2) the then existing Attributable Debt of the Company and its Restricted Subsidiaries in respect of Sale and Lease-Back Transactions, without duplication, entered into after the Issue Date pursuant to the second paragraph of “— Certain Covenants — Limitation on Sale and Lease-Back Transactions” above; provided that any such Attributable Debt will be excluded from this clause (2) to the extent that Indebtedness relating thereto is included in clause (1) of this definition, provided further, that in no event will the amount of any Indebtedness be required to be included in the calculation of Aggregate Debt more than once despite the fact that more than one Person is liable with respect to such Indebtedness and despite the fact that such Indebtedness is secured by the assets of more than one Person (for example, and for avoidance of doubt, in the case where there are Liens on assets of one or more of the Company and its Restricted Subsidiaries securing such Indebtedness, the amount of Indebtedness so secured shall only be included once in the calculation of Aggregate Debt). Whenever a calculation is to be made with respect to creation or incurrence under revolving credit Indebtedness, such calculation may, at the Company’s election, be determined by treating the maximum committed amount of such revolving credit Indebtedness as having been incurred on the date of such calculation, whether or not such amount has actually been drawn upon, and, if such election has been made, (i) subsequent borrowings and reborrowings of such revolving credit Indebtedness (and related Liens), up to the maximum committed amount, shall not be deemed additional incurrences of Indebtedness (and related Liens) requiring calculations of the amount of Aggregate Debt (but subsequent borrowings in connection with increases in such maximum committed amount shall require calculations under this definition, or shall otherwise comply with the covenant entitled “— Certain Covenants — Limitation on Liens”), and (ii) for purposes of subsequent calculations under this definition, the maximum committed amount of such revolving credit Indebtedness on the date of any such calculation shall be deemed to be outstanding throughout such period, whether or not such amount is actually outstanding. The Company may revoke an election pursuant to this paragraph at any time, at which time the entire drawn outstanding amount of such revolving credit Indebtedness will be deemed to be incurred and secured by any relevant Liens at such time.
“Attributable Debt” means in connection with a Sale and Lease-Back Transaction the lesser of: (1) the fair value of the assets subject to such transaction, as determined in good faith by a Senior Officer of the Company; and (2) the present value of the minimum rental payments called for during the terms of the lease (including any period for which such lease has been extended), determined in accordance with GAAP, discounted at a rate that, at the inception of the lease, the lessee would have incurred to borrow over a similar term the funds necessary to purchase the leased assets.
“Below Investment Grade Rating Event” means, with respect to each series of the notes, the rating on such series of notes is lowered by two or more of the Rating Agencies within 60 days from the earlier of (1) the date of the first public notice of an arrangement that could result in a Change of Control or (2) the occurrence of a Change of Control (which period shall be extended so long as the rating of such notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided, however, that a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) unless each of the Rating Agencies making the reduction in rating to which this definition would otherwise apply announces or publicly confirms that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Below Investment Grade Rating Event); provided, further, that notwithstanding the foregoing, a Below Investment Grade Rating Event shall not be deemed to have occurred so long as the applicable series of notes is rated Investment Grade by two or more of the Rating Agencies.
“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board.
“Business Day” means each day that is not a Legal Holiday.
“Capital Stock” means, with respect to any Person, any and all shares of stock of a corporation, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets, after liabilities, of such Person.
“Change of Control” means:
(1)
any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, its Subsidiaries or any employee benefit plan of the Company or its Subsidiaries, files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person has become the direct or indirect “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the Voting Stock of the Company, unless such beneficial ownership (a) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (b) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act, except that for the purpose of this clause (1) a person will be deemed to have beneficial ownership of all shares that such person has the right to acquire irrespective of whether that right is exercisable immediately or only after the passage of time); provided, however, that a transaction will not be deemed to involve a Change of Control under this clause (1) if (a) the Company becomes a direct or indirect wholly owned subsidiary of a holding company, and (b)(i) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (ii) immediately following that transaction no “person” or “group”(other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company; or

(2)
the Company sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all assets of the Company and its Subsidiaries taken as a whole to, or merges or consolidates with, a Person (other than the Company or any of its Subsidiaries), other than any such merger or consolidation where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or parent entity thereof immediately after giving effect to such transaction; or

(3)
the adoption of a plan relating to the Company’s liquidation or dissolution.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
“Consolidated Net Tangible Assets” means, with respect to any Person, the total amount of assets of such Person and its Consolidated Subsidiaries after deducting therefrom (a) all current liabilities of such Person and its Consolidated Subsidiaries (excluding (i) any notes or loans payable within 12 months, the current portion of long-term debt, the current portion of deferred revenue and of obligations under operating and finance leases, and the portion of any convertible debt classified as “current” despite having a stated maturity more than 12 months from the date as of which the amount thereof is being computed and (ii) any liabilities which are by their terms renewable or extendible at the option of the obligor thereon to a date more than 12 months from the date as of which the amount thereof is being computed) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and any other like intangibles of such Person and its Consolidated Subsidiaries, all as set forth on the consolidated balance sheet of such Person for the most recently completed fiscal quarter for which financial statements have been filed with the SEC and computed in accordance with GAAP.
“Consolidated Subsidiaries” means, as of any date of determination and with respect to any Person, those subsidiaries of that Person whose financial data is, in accordance with GAAP, reflected in that Person’s consolidated financial statements.
“Equity Interests” means all Capital Stock and all warrants or options with respect to, or other rights to purchase, Capital Stock, but excluding Indebtedness convertible into or exchangeable for equity.
“Fitch” means Fitch Ratings Inc. and any successor to its rating agency business.
“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than one that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States set forth in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.
“Indebtedness” means indebtedness for borrowed money. For the avoidance of doubt, Indebtedness with respect to any Person only includes indebtedness for the repayment of money borrowed provided to such Person, and does not include any other kind of indebtedness or obligation notwithstanding that such other indebtedness or obligation may be evidenced by a note, bond, debenture or other similar instrument, may be in the nature of a financing transaction, or may be an obligation that under GAAP is classified as “debt” or another type of liability, whether required to be reflected on the balance sheet of the obligor or otherwise.
The amount of any Indebtedness outstanding as of any date will be:
(1)
the accreted value of the Indebtedness, in the case of any Indebtedness that does not require the current payment of interest;

(2)
the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)
in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of: (a) the fair value (as determined in good faith by a Senior Officer of the Company) of such assets at the date of determination; and (b) the principal amount of the Indebtedness secured by such Lien.

In addition, accrual of interest and accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for any purpose under the Indenture.
“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch), Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.
“Issue Date” means, with respect to a series of notes, the date of original issuance of the notes of such series under the Indenture.
“Joint Venture” means, with respect to any Person, any partnership, corporation or other entity in which up to and including 50% of the Equity Interests is owned, directly or indirectly, by such Person and/or one or more of its Subsidiaries.
“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions or the corporate trust office are not required to be open in the State of New York or the place of payment.
“Lien” means any lien, security interest, mortgage, charge or similar encumbrance, provided, however, that in no event shall either (i) any legal or equitable encumbrances deemed to exist by reason of a negative pledge or (ii) an operating lease or a non-exclusive license be deemed to constitute a Lien.
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Nonrecourse Obligation” means Indebtedness substantially related to (i) the acquisition of assets not previously owned by the Company or any Restricted Subsidiary or (ii) the financing of a project involving the development or expansion of properties of the Company or any Restricted Subsidiary, as to which the obligee with respect to such Indebtedness has no recourse to the Company or any Restricted Subsidiary or any assets of the Company or any Restricted Subsidiary other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).
“Permitted Liens” means:
•
Liens existing as of the Issue Date or arising thereafter pursuant to related agreements existing as of the Issue Date;

•
With respect to a series of notes, Liens granted after the Issue Date created in favor of the holders of such series of notes;

•
Liens on Principal Property given to secure all or any part of the payment of or financing of all or any part of the purchase price thereof, or the cost of development, operation, construction, alteration, repair or improvement of all or any part thereof; provided that such Liens shall be given (or given pursuant to firm commitment financing arrangements obtained within such period) within 24 months after the later of (i) the acquisition of such Principal Property and/or the completion of any such development, operation, construction, alteration, repair or improvement, whichever is later and (ii) the placing into commercial operation of such Principal Property after the acquisition or completion of any such development, operation, construction, alteration, repair or improvement;

•
Liens existing on any Principal Property at the time of acquisition of such Principal Property or Liens existing on shares of Capital Stock or assets of a Person and its Subsidiaries prior to the time such Person becomes a Restricted Subsidiary (or arising thereafter pursuant to contractual commitments entered into prior to acquiring such Principal Property or such shares of Capital Stock) (including acquisition through merger or consolidation) or at the time of such acquisition

(or arising thereafter pursuant to contractual commitments entered into prior to such Person becoming a Restricted Subsidiary) by the Company or any Subsidiary of the Company; provided that such Liens do not extend to (i) any Principal Property owned by the Company or any Restricted Subsidiary or (ii) shares of Capital Stock of any Restricted Subsidiary that, in each case, were not previously encumbered by such Liens;
•
(a) Liens on the Equity Interests of any Person, including any Joint Venture of the Company, and its Subsidiaries which, when such Liens arise, concurrently becomes a Restricted Subsidiary and Liens on Principal Property of such Person, including any Joint Venture of the Company, and its Subsidiaries arising in connection with the purchase or acquisition thereof or of an interest therein by the Company or any of its Subsidiaries, and (b) Liens on Equity Interests in any Joint Venture of the Company or any of its Subsidiaries, or in any Subsidiary of the Company that owns an Equity Interest in a Joint Venture of the Company to secure Indebtedness contributed or advanced solely to that Joint Venture; provided that, in the case of each of the preceding clauses (a) and (b), such Liens do not extend to other Principal Property owned by the Company or any Restricted Subsidiary or shares of Capital Stock of a Restricted Subsidiary that, in each case, were not previously encumbered by such Liens;

•
Liens securing Indebtedness of up to 5.0% of Consolidated Net Tangible Assets of the Company to any strategic partner of the Company and/or one or more of its Subsidiaries incurred in connection with joint technology efforts between such partner and the Company and/or one or more of its Subsidiaries and/or the financing of manufacturing of products;

•
Liens in favor of the Company or a Restricted Subsidiary of the Company;

•
Liens imposed by law, such as carriers’, warehousemen’s and mechanic’s Liens and other similar Liens arising in the ordinary course of business (including Liens incident in the ordinary course of the construction or maintenance of Principal Property), and Liens in connection with legal proceedings;

•
Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

•
Liens to secure the performance of bids, trade or commercial contracts, government contracts, purchase, construction, sales and servicing contracts (including utility contracts), leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, deposits as security for contested taxes, import or customs duties, liabilities to insurance carriers or for the payment of rent, and Liens to secure letters of credit, guarantees, bonds or other sureties given in connection with the foregoing obligations or in connection with workers’ compensation, unemployment insurance or other types of social security or similar laws and regulations;

•
Liens in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens;

•
Liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing between the Company or any of its Subsidiaries and any federal, state or municipal government or other government body or quasi-governmental agency;

•
Liens created in connection with the acquisition of assets or a project financed with, and created to secure a Nonrecourse Obligation; and

•
any extension, renewal, substitution, reinstatement or replacement (or successive extensions, renewals, substitutions, reinstatements or replacements), in whole or in part, of any Lien referred to in this or the preceding bullet points, and any Liens that secure an extension, renewal, reinstatement, replacement, refinancing or refunding (including any successive extensions, renewals, reinstatements, replacements, refinancings or refundings) of any Indebtedness at any time prior to or within 12 months after the maturity, retirement or other repayment or prepayment of the Indebtedness (including any such repayment pursuant to amortization obligations with respect to such Indebtedness) being extended, renewed, substituted, replaced, refinanced or refunded, which Indebtedness is or was secured by a Lien referred to in this or the preceding bullet points.
For the avoidance of doubt, the inclusion of specific Liens in the definition of Permitted Liens shall not create any implication that the obligations secured by such Liens constitute Indebtedness.
“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Principal Property” means any single parcel (or group of contiguous parcels that comprise the same facility, office or plant) of real property or any permanent improvement thereon (1) owned by the Company or any of its Subsidiaries located in the United States, including its principal corporate office, any manufacturing facility or plant, any research and development facility or any portion thereof and (2) having a net book value, as of the date of determination, in excess of 1% of Consolidated Net Tangible Assets of the Company. Notwithstanding the foregoing, (i) Principal Property does not include any property that the Board of Directors has determined not to be of material importance to the business conducted by the Company and its Subsidiaries, taken as a whole and (ii) Principal Property only includes personal property to the extent it becomes, and continues to be, a “fixture” within the meaning of Article 9 of the Uniform Commercial Code of the applicable real property.
“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.
“Restricted Subsidiary” shall mean each Subsidiary of the Company (1) that is organized or existing under the laws of the United States, any state thereof or the District of Columbia other than any such Subsidiary that is a direct or indirect Subsidiary of one or more Foreign Subsidiaries of the Company, (2) that owns a Principal Property, and (3) at least 80% of the Voting Stock of which is owned by the Company or one or more Subsidiaries of which at least 80% of the Voting Stock is owned directly or indirectly by the Company, provided that, for purposes of the foregoing, any Voting Stock owned by a Subsidiary of the Company that is not a Restricted Subsidiary based on the foregoing clause (3) shall be excluded.
“S&P” means S&P Global Ratings, and any successor to its rating agency business.
“Sale and Lease-Back Transaction” means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by us or any of our Subsidiaries of any Principal Property that, more than 12 months after the later of (i) the completion of the acquisition, construction, development or improvement of such Principal Property or (ii) the placing in operation of such Principal Property or of such Principal Property as so constructed, developed or improved, has been or is being sold, conveyed, transferred or otherwise disposed of by us or our Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender on the security of such Principal Property.
“Senior Officer” of any specified Person means the chief executive officer, any president, any vice president, the chief financial officer, the treasurer, any assistant treasurer, the secretary or any assistant secretary.
“Subsidiary” of a Person means a corporation, partnership, limited liability company or other similar entity a majority of whose Voting Stock is owned by such Person or one or more Subsidiaries of such Person or any combination thereof. Unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in the manner set forth below:
The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
“Voting Stock” of a Person means all classes of capital stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
Events of Default
Each of the following will be an event of default under the Indenture for each series of notes:
•
default in the payment of any interest upon any note of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•
default in the payment of principal of or premium on any note of that series when due and payable;

•
failure by the Company to comply with the requirement to make an Offer to Purchase with respect to notes of that series in connection with a Change of Control Triggering Event for 30 calendar days;

•
default in the performance or breach of any other covenant or warranty of the Company in the Indenture, which default continues uncured for a period of 90 days after the Company receives written notice from the Trustee or the Company and the Trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding notes of that series as provided in the Indenture; and

•
certain voluntary and involuntary events of bankruptcy, insolvency or reorganization of the Company.

No event of default with respect to a series of notes (except as to certain events of bankruptcy, insolvency or reorganization involving the Company) necessarily constitutes an event of default with respect to any other series of notes. The occurrence of certain events of default or an acceleration under the Indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.
If an event of default with respect to notes of a series at the time outstanding occurs and is continuing, then the Trustee or the holders of not less than 25% in principal amount of the outstanding notes of that series may, by a notice in writing to the Company (and to the Trustee if given by the holders), declare to be due and payable immediately the principal of and accrued and unpaid interest, if any, on all notes of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal of and accrued and unpaid interest, if any, on all outstanding notes of a series will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of the outstanding notes of such series. At any time after a declaration of acceleration with respect to notes of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding notes of that series may rescind and annul the acceleration if all events of default, other than the nonpayment of the principal and interest with respect to the notes of that series which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture and the Trustee’s fees and expenses have been paid in full.
The Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture unless the Trustee receives security or indemnity satisfactory to it against any loss, cost, liability or expense. Subject to certain rights of the Trustee, the holders of a majority in principal amount of the outstanding notes of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the notes of that series.
No holder of any note of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless:
(1)
that holder has previously given to the Trustee written notice of a continuing event of default with respect to the notes of that series; and

(2)
the holders of not less than 25% in principal amount of the outstanding notes of that series have made written request, and offered reasonable indemnity, to the Trustee to institute the proceeding as Trustee, and after receipt of such request the Trustee has not received from the holders of a majority in principal amount of the outstanding notes of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, any premium and any interest on that note on or after the due date expressed in that note (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such holder.
The Indenture requires us, within 120 days after the end of our fiscal year, to furnish to the Trustee a statement as to compliance with the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of the notes of any series of any default or event of default (except in payment on any notes of that series) with respect to the notes of that series if it in good faith determines that withholding notice is in the interest of the holders of those notes. Additionally, the Company will provide the Trustee written notice of any default or event of default within 30 days of becoming aware of the occurrence of such default or event of default, which notice will describe in reasonable detail the status of such default or event of default and what action the Company is taking or proposes to take in respect thereof; provided that the Company is not required to deliver such notice if such default or event of default has been cured.
Modification and Waiver
The Company or the Trustee may amend or supplement the Indenture or the notes of one or more series without the consent of the holders of the outstanding notes of any series under the Indenture:
•
to cure any ambiguity, defect or inconsistency under the Indenture or notes of such series;

•
to evidence the succession of another corporation to the Company or successive successions and the assumption of the covenants, agreements and obligations of the Company by a successor;

•
to provide for uncertificated notes in addition to or in place of certificated notes;

•
to add guarantees with respect to notes of any series or secure the notes of any series;

•
to surrender any of the Company’s rights or powers under the Indenture;

•
to add covenants or events of default for the benefit of the holders of notes of such series;

•
to make any change that does not adversely affect the rights of any holder of notes of such series;

•
to provide for the issuance of and establish the form and terms and conditions of notes of any series as permitted by the Indenture;

•
to evidence and provide for the acceptance of an appointment hereunder by a successor trustee with respect to the notes of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee;

•
add to, change or eliminate any provisions of the Indenture in accordance with the Trust Indenture Act, or to comply with the provisions of the DTC, Euroclear or Clearstream or the Trustee with respect to provisions of the Indenture or the notes relating to transfers or exchanges of notes or beneficial interests in the notes; or

•
to conform any provision of the Indenture, insofar as it relates to a series of notes, to the description of such series of notes in this “Description of the Notes.”

In addition, the Company may modify and amend the Indenture as to all other matters with the consent of the holders of at least a majority in principal amount of the outstanding notes of each series affected by the modifications or amendments, provided however that the Company may not make any modification or amendment without the consent of the holders of each affected note then outstanding if that amendment:
•
reduces the rates of or extends the time for payment of interest on any notes;

•
reduces the principal amount of, or changes the stated maturity of, any notes;

•
reduces the redemption price, including upon a Change of Control Triggering Event, of any notes or amends or modifies in any manner adverse to the holders thereof the Company’s obligation to make such payments;

•
changes the currency of payment of principal, premium, if any, or interest;

•
reduces the quorum requirements under the Indenture;

•
reduces the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•
adversely affects the ranking of the notes;

•
waives any default or event of default in the payment of principal, premium, if any, or interest (except a rescission of acceleration of notes of any series by the holders of at least a majority in principal amount of the outstanding notes of such series and a waiver of the payment default that resulted from such acceleration); or

•
impairs the right to institute suit for the enforcement of any payment on the notes.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding notes of any series may on behalf of the holders of all notes of that series waive the Company’s compliance with provisions of the Indenture. The holders of a majority in principal amount of the outstanding notes of any series may on behalf of the holders of all the notes of such series waive any past default under the Indenture with respect to that series and its consequences, except a default in the payment of the principal of, any premium or any interest on any note of that series; provided, however, that the holders of a majority in principal amount of the outstanding notes of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.
Defeasance of Notes and Certain Covenants in Certain Circumstances
Legal Defeasance.   The Indenture provides that the Company may be discharged from any and all obligations in respect of the notes of any series (except for certain obligations, including to register the transfer or exchange of notes of such series, to replace stolen, lost or mutilated notes of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). The Company will be so discharged upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal and interest on the notes of that series on the stated maturity of those payments in accordance with the terms of the Indenture and those notes.
This discharge may occur only if, among other things, the Company has delivered to the Trustee an opinion of counsel stating that it has received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the notes of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.
Defeasance of Certain Covenants.   The Indenture provides that, upon compliance with certain conditions:
(1)
the Company may omit to comply with the covenants described under the heading “— Certain Covenants” and “— Repurchase of Notes upon a Change of Control Triggering Event” and certain other covenants set forth in the Indenture; and

(2)
any omission to comply with those covenants will not constitute a default or an event of default with respect to the notes of that series (“covenant defeasance”).

The conditions include:
(1)
depositing with the Trustee money and/or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on the notes of that series on the stated maturity of those payments in accordance with the terms of the Indenture and those notes; and

(2)
delivering to the Trustee an opinion of counsel stating that the holders of the notes of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.   In the event the Company exercises its option to effect covenant defeasance with respect to any series of notes and the notes of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. Government Obligations on deposit with the Trustee should be sufficient to pay amounts due on the notes of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the notes of that series at the time of the acceleration resulting from the event of default. However, the Company shall remain liable for those payments.
“U.S. Government Obligations” means securities that are direct obligations of, or guaranteed by, the United States for the payment of which its full faith and credit is pledged and which are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depository receipt.
Satisfaction and Discharge
The Company has the right at any time to satisfy and discharge its obligations, other than certain specified obligations, under all notes of a series under the Indenture by depositing in trust with the Trustee money and/or U.S. Government Obligations. The Company’s exercise of this right is subject to certain conditions including that either (1) all notes of a series under the Indenture (subject to certain exceptions) have been delivered to the Trustee for cancellation or (2) all notes of a series under the Indenture not previously delivered to the Trustee for cancellation have become due and payable by reason of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or have been called for redemption or are to be called for redemption within one year or have been paid and discharged under the Company’s right of legal defeasance described above.
If such deposit is sufficient (as determined by the Company), for the purpose of paying and discharging each installment of principal of and interest on all the notes of a series on the dates such installments of principal or interest are due, all the obligations of the Company under the Indenture with respect to such notes of a series will be discharged and terminated except as otherwise provided in the Indenture.
Book-Entry, Form, Denomination and Delivery of Notes
The notes of each series will be initially issued in registered form, without interest coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, in the form of global notes and, in certain circumstances after the initial issuance, certificated notes, as further provided below.
Neither the Trustee nor the Company is required (i) to issue, register the transfer of or exchange any note of any series for a period of 15 days before the sending of a notice of redemption of notes of such series to be redeemed or the making of an Offer to Purchase applicable to such series, (ii) to register the transfer of or exchange any note so selected for redemption or subject to purchase in an Offer to Purchase in whole or in part, except, in the case of a partial redemption or purchase, that portion of any of the notes of such series not being redeemed or purchased, or (iii) if a redemption or a purchase pursuant to an Offer to Purchase with respect to a series of notes is to occur after a regular record date but on or before the corresponding interest payment date applicable to a series of notes, to register the transfer or exchange of any note of such series on or after the regular record date and before the date of such redemption or purchase.

No service charge will be imposed in connection with any transfer or exchange of any note, but the Company may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.
Depository Procedures
The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company and the Trustee take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.
DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.
DTC has also advised the Company that, pursuant to procedures established by it:
•
upon deposit of the global notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the global notes; and

•
ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the global notes).

Investors in global notes who are Participants may hold their interests therein directly through DTC. Investors in global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are Participants. Euroclear and Clearstream will hold interests in global notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which in turn hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. acts as depositary for Clearstream, and JPMorgan Chase Bank, N.A. acts as depositary for Euroclear. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.
Payments in respect of the principal of, and interest and premium, if any, on a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture.
Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee, the registrar, nor any agent of the Company, the Trustee or the registrar has or will have any responsibility or liability for:
•
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

•
any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the Company’s responsibility or the responsibility of DTC or the Trustee. Neither the Company nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
Transfers between the Participants will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.
Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
DTC has advised the Company that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form and to distribute such notes to its Participants.
Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in global notes among participants in DTC, Euroclear and Clearstream they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of the Company or its agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
Global Notes
Global notes will be deposited with a custodian for DTC, and registered in the name of a nominee of DTC.
Beneficial interests in the global notes will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global note, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global note for all purposes under the Indenture and the notes. No owner of a beneficial interest in a global note will be able to transfer such interest except in accordance with DTC’s applicable procedures and the applicable procedures of its direct and indirect participants.
The Company will apply to DTC for acceptance of the global notes in its book-entry settlement system. Investors may hold their beneficial interests in the global notes directly through DTC if they are Participants in DTC, or indirectly through organizations which are Participants in DTC.
Payments of principal and interest under each global note will be made to DTC’s nominee as the registered owner of such global note. The Company expects that the nominee, upon receipt of any such payment, will immediately credit DTC Participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. The Company also expects that payments by DTC Participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants, and none of the Company, the Trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.
Certificated Notes
If DTC notifies the Company that it is unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by the Company within 90 days of such notice, or an event of default has occurred and the Trustee has received a request from DTC, the Trustee will exchange each beneficial interest in that global note for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC.
Same Day Settlement and Payment
The Indenture will require that payments in respect of the notes represented by the global notes be made by wire transfer of immediately available funds to the accounts specified by holders of the global notes. With respect to notes in certificated form, the Company will make all payments by:
•
check mailed to the address of the Person entitled to the payment as it appears in the security register; or

•
if you are a holder with an aggregate principal amount in excess of $5.0 million, by wire transfer in immediately available funds to the place and account designated in writing at least 15 days prior to the interest payment date by the Person entitled to the payment as specified in the security register.

The notes represented by the global notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds.
Because of time-zone differences, credits of interests in the global notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the Business Day following the DTC settlement date. Such credits or any transactions involving interests in such global notes settled during such processing will be reported to the relevant Clearstream or Euroclear participants on such Business Day. Cash received in Clearstream or Euroclear as a result of sales of interests in the global notes by or through a Clearstream participant or a Euroclear participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the Business Day following settlement in DTC.
Notices
Holders will receive notices at their addresses as they appear in the security register or in accordance with DTC’s applicable procedures.
Title
The Company may treat the Person in whose name a note is registered on the applicable record date as the owner of the note for all purposes, whether or not it is overdue.
No Personal Liability of Directors, Officers, Employees or Stockholders
None of the Company’s past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of the Company’s obligations under the notes of a series or the Indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a note, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the notes of each series. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.
Governing Law
New York law will govern the Indenture and each series of notes.
The Indenture provides that the Company, the Trustee and the holders of the notes of each series (by their acceptance of the notes of such series) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the notes of such series or the transactions contemplated thereby.
The Indenture provides that any legal suit, action or proceeding arising out of or based upon the Indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in The City of New York or the courts of the State of New York in each case located in The City of New York, and the Company, the Trustee and the holder of the notes of each series (by their acceptance of the notes of such series) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The Indenture further provides that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the Indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The Indenture further provides that the Company, the Trustee and the holders of the notes of each series (by their acceptance of the notes of such series) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

Regarding the Trustee
U.S. Bank Trust Company, National Association will act as Trustee under the Indenture. The Company maintains various commercial and service relationships with the Trustee and its affiliates in the ordinary course of business. In particular, affiliates of the Trustee provide services to the Company and its affiliates.
If an event of default occurs under the Indenture with respect to a series of notes and is continuing, the Trustee will be required to use the degree of care and skill of a prudent Person in the conduct of that Person’s own affairs. The Trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of the notes of a series only after those holders have offered (and, if requested, provided) the Trustee indemnity or security satisfactory to it.
If the Trustee becomes a creditor of the Company, the Trustee’s rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the Indenture. The Trustee may engage in certain other transactions; however, if the Trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture Act), it will be required to eliminate the conflict or resign.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
In General
Nature and Scope of Discussion
This section provides a summary of certain material U.S. federal income tax consequences relating to the purchase, ownership, and disposition of the notes. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on the Internal Revenue Code of 1986, as amended, or the Code, and Treasury regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the notes.
The following summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for an amount equal to their issue price, which is the first price at which a substantial amount of the notes of the applicable series is sold for money to investors (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar). Also, it is not intended to address all categories of investors, some of which may be subject to special rules (such as partnerships or other pass-through entities (or investors in such entities), dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, former citizens or long-term residents of the United States, controlled foreign corporations, passive foreign investment companies, persons holding the notes as part of a hedging, conversion or integrated transaction for U.S. tax purposes or a straddle, persons deemed to sell the notes under the constructive sale provisions of the Code, or persons required under Section 451(b) of the Code to conform the timing of income accruals with respect to the notes to their financial statements). Finally, the following summary does not describe the effects of any other U.S. federal tax laws, such as the Medicare contribution tax on net investment income or estate and gift tax laws, or the effects of any applicable non-U.S., state or local laws.
INVESTORS CONSIDERING THE PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF OTHER U.S. FEDERAL TAX LAWS, NON-U.S., STATE AND LOCAL TAX LAWS, AND TAX TREATIES.
As used herein, the term “U.S. holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (x) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
A “non-U.S. holder” is a beneficial owner of a note (other than a partnership or an entity or arrangement (domestic or foreign) that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. If a partnership (including any entity or arrangement (domestic or foreign) that is treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A beneficial owner of a note that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.
Additional Payments
We may be required in certain circumstances to make payments on the notes that are in excess of payments of principal and stated interest. We believe there is only a remote possibility that we would be required to make any of these additional payments, that any of such additional payments, if made, would be an incidental amount, or that the possibility of such payments is otherwise disregarded for purposes of rules governing certain contingent payment debt instruments. Therefore, we do not intend to treat the notes as subject to the special rules governing certain contingent payment debt instruments. Our determination in this regard, while not binding on the IRS, is binding on holders unless they disclose their contrary position. If the IRS successfully asserted that the notes are subject to the rules governing certain contingent payment debt instruments, the timing, amount and character of income with respect to a note realized by a holder could be materially and adversely different from those described below. The discussion below generally assumes that the notes are not treated as contingent payment debt instruments.
Qualified Reopening
Debt instruments issued as part of a “qualified reopening” of a previous issue of debt instruments are treated as part of the original issue and, consequently, are deemed to have the same issue date and the same issue price as the original debt instruments. It is expected that the offering of 2029 notes pursuant to this prospectus supplement will meet the requirements under applicable U.S. Treasury regulations for a “qualified reopening” of the Original 2029 Notes issued on October 31, 2022. Accordingly, we expect, and this discussion assumes, that for U.S. federal income tax purposes the 2029 notes issued pursuant to this prospectus supplement will have the same issue date and issue price as the Original 2029 Notes originally issued on October 31, 2022 and will not be considered to be issued with any amount of “original issue discount” for U.S. federal income tax purposes.
U.S. Holders
Pre-Acquisition Accrued Interest
As discussed under “Description of the Notes — Interest,” a portion of the price paid for the 2029 notes issued pursuant to this prospectus supplement will be allocable to interest that accrued prior to the date such 2029 notes are purchased (“pre-acquisition accrued interest”). To the extent that a portion of a U.S. holder’s purchase price for the 2029 notes is allocable to pre-acquisition accrued interest, a portion of the first stated interest payment equal to the amount of such pre-acquisition accrued interest may be treated as a nontaxable return of such pre-acquisition accrued interest to the U.S. holder and not as a payment of interest on the note. The remainder of this discussion assumes that the pre-acquisition accrued interest will be so treated.
Taxation of Interest
A U.S. holder will be required to recognize as ordinary income any stated interest (but excluding, in the case of the 2029 notes, any pre-acquisition accrued interest, as discussed above) paid or accrued on the notes, in accordance with such holder’s regular method of tax accounting.
Amortizable Bond Premium
We expect, and this discussion assumes, that the 2029 notes issued pursuant to this prospectus supplement will be issued for an amount (exclusive of any amount allocable to pre-acquisition accrued interest, as discussed above) that is in excess of their principal amount. If a U.S. holder’s initial purchase price for a 2029 note (disregarding any amount allocable to pre-acquisition accrued interest) is in excess of its principal amount, the holder may generally elect to treat the excess as amortizable bond premium. By making this election, the U.S. holder can reduce the amount required to be included in the holder’s income each year with respect to interest on the 2029 note by the amount of amortizable bond premium allocable to that year, based on the yield to maturity of the 2029 note. However, because the 2029 notes are redeemable at our option prior to maturity at a premium, special rules apply that may reduce and/or defer the amount of bond premium that a U.S. holder may amortize with respect to a 2029 note to reduce interest income. If a U.S. holder makes an election to amortize bond premium, this election will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that the holder holds at the beginning of the first taxable year to which the election applies or that the holder thereafter acquires, and the holder may not revoke this election without the consent of the IRS. Holders should consult their own tax advisors regarding the general availability of, and potential U.S. federal income tax consequences associated with, making an election to amortize bond premium in respect of the 2029 notes.
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes
A U.S. holder generally will recognize taxable gain or loss if the holder disposes of a note in a sale, exchange, redemption, retirement or other taxable disposition, including discharges of the notes within one year of maturity or redemption, as described under “Description of the Notes — Satisfaction and Discharge.” The U.S. holder’s gain or loss generally will equal the difference between the proceeds received by the holder (other than amounts attributable to accrued but unpaid interest, which will be taxed as described below) and the holder’s tax basis in the note. The U.S. holder’s tax basis in a note generally will equal the amount the holder paid for the note (but excluding, in the case of the 2029 notes, any amount allocable to pre-acquisition accrued interest, as discussed above), and in the case of a 2029 note, the U.S. holder’s tax basis will be reduced by any bond premium previously amortized pursuant to an election, as discussed above. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s taxable gain or loss. Instead, that portion (but excluding, in the case of the 2029 notes, any portion attributable to pre-acquisition accrued interest, as discussed above) will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. Any gain or loss recognized by a U.S. holder on a disposition of the note will generally be capital gain or loss and will be long-term capital gain or loss if the holder has held the note for more than one year, or short-term capital gain or loss if the holder has held the note for one year or less, at the time of the disposition. Long-term capital gains of non-corporate U.S. holders generally are eligible for reduced rates of taxation. Short-term capital gains are taxed at ordinary income rates. The deductibility of capital losses is subject to limitation.
Non-U.S. Holders
Taxation of Interest
Subject to the discussion below under “— Income or Gains Effectively Connected With a U.S. Trade or Business,” payments of interest to non-U.S. holders are generally subject to U.S. federal income tax at a flat rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence), collected by means of withholding by the payer. Payments of interest on the notes to non-U.S. holders, however, are generally expected to qualify as “portfolio interest,” and thus be exempt from U.S. federal income tax, including withholding of such tax, if non-U.S. holders satisfy certain requirements and also certify their nonresident status as described below, subject to the discussions below under “— Legislation and Guidance Relating to Foreign Accounts” and “Backup Withholding and Information Reporting”. The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:
•
owns, actually or constructively (applying certain attribution rules), shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote; or

•
is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code that is related, directly or indirectly, to us through sufficient stock ownership.

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock (by vote or value) is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the foreign corporation’s stock (by vote or value).
The portfolio interest exemption and any reduction of the withholding tax rate pursuant to the terms of an applicable income tax treaty require a non-U.S. holder to certify its nonresident status. A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form to the applicable withholding agent prior to the payment. If a non-U.S. holder holds a note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent may be required to provide certification to another withholding agent, either directly or through other intermediaries.
Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes
Subject to the discussion below under “Backup Withholding and Information Reporting,” non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of notes (other than with respect to payments attributable to accrued but unpaid interest, which will generally be taxed as described under “— Taxation of Interest” above). This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:
•
the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder in the United States), in which case it would be subject to tax as described below under “— Income or Gains Effectively Connected With a U.S. Trade or Business;” or

•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the year of the disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States.

Income or Gains Effectively Connected With a U.S. Trade or Business
The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership and disposition of notes by a non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, exchange, redemption, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular U.S. rates and generally in the same manner applicable to U.S. holders. If the non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. If the non-U.S. holder is a corporation (including for this purpose any entity treated as a corporation for U.S. federal income tax purposes), some portion of its earnings and profits that is effectively connected with its U.S. trade or business also would be subject to a “branch profits tax.” The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate. Payments of interest that are effectively connected with a U.S. trade or business generally will not be subject to the 30% gross withholding tax, provided that the holder claims exemption from withholding by timely filing a properly completed and executed IRS Form W-8ECI (or other appropriate form), or any successor form as the IRS designates, as applicable, prior to the payment.
Legislation and Guidance Relating to Foreign Accounts
Legislation and administrative guidance incorporating provisions referred to as the Foreign Account Tax Compliance Act, or FATCA, imposes a U.S. federal withholding tax on certain types of payments made to “foreign financial institutions” and certain other “non-financial foreign entities,” each as defined in the Code and applicable regulations. “Foreign financial institution” is defined to include, in addition to banks and traditional financial institutions, entities such as investment funds and certain holding companies. FATCA generally imposes a flat U.S. federal withholding tax of 30% on U.S. source interest income and (subject to the proposed Treasury regulations discussed below) the gross proceeds of a sale or other disposition of a debt instrument that produces U.S. source interest income, in each case if paid to a foreign financial institution or other non-financial foreign entity (whether as beneficial owner or intermediary), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements, (iii) an exemption otherwise applies, or (iv) an exemption is otherwise provided by the Treasury Secretary. If the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and account holders whose actions prevent it from complying with these reporting and other requirements. If the country in which a payee is resident has entered into an “intergovernmental agreement” with the United States regarding FATCA, that agreement may permit the payee to report to that country rather than to the U.S. Treasury, or otherwise modify the general FATCA rules. Under final regulations and published guidance, FATCA withholding generally applies to interest payments made on the notes. The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of the notes, which may be relied upon by taxpayers until final regulations are issued. Prospective investors should consult their tax advisors regarding FATCA.
Backup Withholding and Information Reporting
The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds from a sale or other disposition (including a retirement or redemption) of the notes paid by brokers to their customers. This reporting regime is reinforced by “backup withholding” rules, which require the payer to withhold from payments subject to information reporting if the recipient does not establish an exemption from backup withholding (as described below). The backup withholding rate is currently 24%.
Payments of interest to U.S. holders and payments made to U.S. holders by a broker upon a sale or other disposition (including a retirement or redemption) of the notes will generally be subject to information reporting and backup withholding unless (1) the holder is an exempt payee, such as a corporation, or (2) in the case of backup withholding, the holder provides the payer with a correct taxpayer identification number and complies with applicable certification requirements.
Payors must report annually to the IRS the interest paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest, including any tax withheld pursuant to the rules described under “Non-U.S. Holders — Taxation of Interest” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of interest on the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form. Payments made to non-U.S. holders by a broker upon a sale or disposition (including a retirement or redemption) of the notes will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.
Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of notes under the backup withholding rules generally can be credited against any U.S. federal income tax liability of the holder, which may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

UNDERWRITING
Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom Morgan Stanley & Co. LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC are acting as representatives, has severally agreed to purchase, and we have agreed to sell to that underwriter, the aggregate principal amount of notes of each series set forth opposite the underwriter’s name in the following table:
Underwriter	Principal Amount of 2029 Notes to be Purchased	Principal Amount of 2033 Notes to be Purchased
Morgan Stanley & Co. LLC	$65,000,000	$97,500,000
BofA Securities, Inc.	$65,000,000	$97,500,000
Wells Fargo Securities, LLC	$65,000,000	$97,500,000
ANZ Securities, Inc.	$27,500,000	$41,250,000
BNP Paribas Securities Corp.	$27,500,000	$41,250,000
Credit Agricole Securities (USA) Inc.	$27,500,000	$41,250,000
HSBC Securities (USA) Inc.	$27,500,000	$41,250,000
J.P. Morgan Securities LLC	$27,500,000	$41,250,000
Mizuho Securities USA LLC	$27,500,000	$41,250,000
MUFG Securities Americas Inc.	$27,500,000	$41,250,000
Scotia Capital (USA) Inc.	$27,500,000	$41,250,000
TD Securities (USA) LLC	$27,500,000	$41,250,000
Truist Securities, Inc.	$27,500,000	$41,250,000
Academy Securities, Inc.	$15,000,000	$22,500,000
Siebert Williams Shank & Co., LLC	$15,000,000	$22,500,000
Total:	$500,000,000	$750,000,000
The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to purchase all the notes if they purchase any of the notes. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
Commissions and Discounts
The underwriters propose to offer the notes directly to the public at the public offering prices set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.20% of the principal amount of the 2029 notes and 0.25% of the principal amount of the 2033 notes. The underwriters may allow, and any such dealer may reallow, a concession not to exceed 0.10% of the principal amount of the 2029 notes and 0.125% of the principal amount of the 2033 notes. After the initial offering of the notes to the public, the representatives may change the public offering price and other selling terms.
The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes and in total).

Paid by Micron Technology, Inc.
Per 2029 Note	0.350%
2029 Note Total	$1,750,000
Per 2033 Note	0.400%
2033 Note Total	$3,000,000
Total	$4,750,000
We estimate that our total expenses for this offering, other than underwriting discounts, will be approximately $3 million. The underwriters have agreed to reimburse us for certain expenses incurred in connection with this offering.
New Issue of Notes
The 2029 notes will be part of our 6.750% Senior Notes due 2029, of which we issued $750,000,000 in aggregate principal amount on October 31, 2022. The 2029 notes offered by this prospectus supplement will have terms that are identical to the terms of the Original 2029 Notes (other than the initial offering price) and have the same CUSIP number and will be fungible with the Original 2029 Notes. Upon the issuance of the 2029 notes offered hereby, the outstanding principal amount of our 6.750% Senior Notes due 2029 will be $1,250,000,000.
There is currently no public trading market for the 2033 notes. The notes are not listed and we do not intend to apply to list the notes on any securities exchange. The underwriters have advised us that they presently intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from the initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
Price Stabilization and Short Positions
In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
No Sales of Similar Securities
We have agreed that we will not, until the closing date, without first obtaining the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any debt securities of the

Company or warrants to purchase debt securities of the Company, except for the notes sold to the underwriters pursuant to the underwriting agreement.
Other Relationships
Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, derivative transactions, financial advisory services and lending services to us and our affiliates in the ordinary course of business for which they have received or will receive customary fees and reimbursement of expenses.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
We expect that delivery of the notes will be made to investors on or about, February 9, 2023, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as T+3). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than two business days prior to February 9, 2023 will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement to prevent a failed settlement. Purchasers of the notes who wish to trade the notes more than two business days prior to February 9, 2023 should consult their advisors.
Notice to Prospective Investors in Canada
The notes offered may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the share must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Prohibition of Sales to EEA Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, (as amended, the “Insurance Distribution Directive”) where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any member state of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the underlying prospectus are not a prospectus for the purposes of the Prospectus Regulation.
This European Economic Area selling restriction is in addition to any other selling restrictions set out below.
Prohibition of Sales to UK Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/ 1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.
Notice to Prospective Investors in Hong Kong
The notes may not be offered or sold in Hong Kong by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended, the “FIEL”). In respect of the solicitation relating to the notes in Japan, no securities registration statement under Article 4, Paragraph 1 of the FIEL has been filed since this solicitation constitutes a “solicitation targeting QIIs” as defined in Article 23-13, Paragraph 1 of the FIEL (the “solicitation targeting QIIs”). The notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any Resident of Japan, or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any Resident of Japan, except through a solicitation constituting a solicitation targeting QIIs, which will be exempt from the registration requirements of the FIEL, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Any investor desiring to acquire the notes must be aware that the notes may not be Transferred to any other person unless such person is a QII.
In this section:
“QII” means a qualified institutional investor as defined in the Cabinet Ordinance Concerning Definitions under Article 2 of the Financial Instruments and Exchange Law of Japan (Ordinance No. 14 of 1993 of the Ministry of Finance of Japan, as amended).
“Transfer” means a sale, exchange, transfer, assignment, pledge, hypothecation, encumbrance or other disposition of all or any portion of notes, either directly or indirectly, to another person. When used as a verb, the terms “Transfer” and “Transferred” shall have correlative meanings.
“Resident of Japan” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, whether directly or indirectly, to any person in Singapore other than:
a)
to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

b)
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

c)
otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

c)
securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:
(i)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 276(7) of the SFA; or

(v)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification
In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Switzerland
This document is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this document nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this document nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in Taiwan
The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

VALIDITY OF SECURITIES
The legality of the notes offered hereby will be passed upon for Micron by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. The underwriters have been represented by Simpson Thacher & Bartlett LLP, Palo Alto, California.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended September 1, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http: //www.sec.gov, from which interested persons can electronically access any document we file electronically with the SEC, including the registration statement of which this prospectus supplement and the accompanying prospectus form a part, including the exhibits and schedules to the registration statement.
As permitted by the SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information that you can find in the registration statement or the exhibits to that statement. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement, provided, however, that nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC, including under Item 2.02 or Item 7.01 of any Current Report on Form 8-K:
•
Our Annual Report on Form 10-K for the fiscal year ended September 1, 2022;

•
Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 1, 2022;

•
Information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 1, 2022 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on December 2, 2022; and

•
Current Reports on Form 8-K filed with the SEC on October 31, 2022, November 3, 2022, December 21, 2022 (Item 2.05 only), January 5, 2023 and January 13, 2023.

You may request a copy of these filings at no cost by contacting our Investor Relations department by visiting our Web site at www.micron.com, by calling (208) 368-4000, by writing to Investor Relations, Micron Technology, Inc., 8000 South Federal Way, Boise, ID 83716. The information contained or incorporated in our website is not part of this prospectus supplement or the accompanying prospectus.

PROSPECTUS
MICRON TECHNOLOGY, INC.
Common Stock
Debt Securities
Warrants
Purchase Contracts
Units

We may offer and sell the securities identified above from time to time in one or more offerings. This prospectus provides you with a general description of the securities.
Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices, and terms of the securities. The supplement may also add, update, or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement, together with any documents we incorporated by reference, before you invest in any of our securities.
We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers, and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers, or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission, or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About This Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” ON PAGE 5 AND ANY SIMILAR SECTION CONTAINED IN OR INCORPORATED BY REFERENCE IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on The Nasdaq Global Select Market (“Nasdaq”) under the symbol “MU.” On November 3, 2020, the last reported sale price of our common stock on Nasdaq was $51.08 per share.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 4, 2020.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement may also add, update, or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement, or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover or as otherwise specified therein and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations, and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus and the documents incorporated herein by reference, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
When we refer to “Micron,” “we,” “our,” “us,” and the “Company” in this prospectus, we mean Micron Technology, Inc. and our consolidated subsidiaries, unless the context indicates otherwise or unless otherwise specified. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION;
INCORPORATION BY REFERENCE
Available Information
We file reports, proxy statements, and other information with the SEC. The SEC maintains a website at www.sec.gov, from which interested persons can electronically access any document we file electronically with the SEC.
Our website address is www.micron.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.
This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. The indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference into the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.
Incorporation by Reference
The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.
We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.
This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:
•
Our Annual Report on Form 10-K for the fiscal year ended September 3, 2020, filed with the SEC on October 19, 2020.

•
Our Current Report on Form 8-K filed with the SEC on September 21, 2020.

•
The description of our common stock, par value $0.10 per share, contained in our registration statement on Form 8-A, filed with the SEC on December 21, 2009, including any subsequently filed amendments and reports updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:
Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho 83716-9632
(208) 368-4000
Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.
The information accessible through any website referred to in this prospectus or any document incorporated herein is not, and should not be deemed to be, a part of this prospectus.

THE COMPANY
We are an industry leader in innovative memory and storage solutions. Through our global brands — Micron® and Crucial® — our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, 3D XPoint™ memory and NOR, is transforming how the world uses information to enrich life for all. Backed by more than 40 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, 5G, machine learning, and autonomous vehicles, in key market segments like mobile, data center, client, consumer, industrial, graphics, automotive, and networking.
Micron Technology, Inc., a Delaware corporation, was originally incorporated in 1978. Our executive offices are located at 8000 South Federal Way, Boise, Idaho 83716-9632 and our telephone number is (208) 368-4000. Our common stock is listed on Nasdaq under the symbol “MU.”

RISK FACTORS
Investing in our securities involves a high degree of risk. Before making a decision to invest in our securities, in addition to the other information contained in this prospectus, in any accompanying prospectus supplement, or incorporated by reference herein or therein, you should carefully consider the risks described under “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus and discussed under “Risk Factors” contained in our periodic reports filed with the SEC that are incorporated by reference into this prospectus, together with other information in this prospectus, the documents incorporated by reference, and any free writing prospectus that we may authorize for use in connection with a specific offering. See “Where You Can Find More Information; Incorporation by Reference.”

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES
We may issue from time to time, in one or more offerings, the following securities:
•
shares of common stock, par value $0.10 per share, of the Company;

•
debt securities, which may be senior or subordinated, and which may be convertible into our common stock or be non-convertible;

•
warrants;

•
purchase contracts; and

•
units.

Each share of common stock of the Company registered hereunder will include the right to acquire additional common stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
We will set forth in the applicable prospectus supplement and/or free writing prospectus a description of any common stock, debt securities, warrants, purchase contracts, or units issued by us that may be offered or sold pursuant to this prospectus. The terms of the offering of securities, the initial offering price, and the net proceeds to us will be contained in the prospectus supplement, and other offering material, relating to such offer.

PLAN OF DISTRIBUTION
We may sell the offered securities from time to time:
•
through underwriters or dealers;

•
through agents;

•
directly to one or more purchasers; or

•
through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents, or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS
Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Micron Technology, Inc. Additional legal matters may be passed upon for us or any underwriters, dealers, or agents, by counsel that we will name in the applicable prospectus supplement.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Micron Technology, Inc. for the year ended September 3, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$1,250,000,000
Micron Technology, Inc.
$500,000,000 6.750% Senior Notes due 2029
$750,000,000 5.875% Senior Notes due 2033

PROSPECTUS SUPPLEMENT
February 6, 2023

Joint Book-Running Managers
Morgan Stanley    BofA SecuritiesWells Fargo Securities
ANZ SecuritiesBNP PARIBAS Credit Agricole CIB HSBC J.P. Morgan
MizuhoMUFG Scotiabank TD Securities Truist Securities
Co-Managers
Academy SecuritiesSiebert Williams Shank